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                                                                    Exhibit 6(a)


                            ARTICLES OF INCORPORATION

                                       OF

                    OHIO NATIONAL LIFE ASSURANCE CORPORATION


The undersigned, desiring to form a stock life insurance corporation under the laws of the State of Ohio do hereby certify:

FIRST: The name of the corporation shall be Ohio National Life Assurance Corporation.

SECOND: The principal office and place of business of the corporation shall be located in the City of Cincinnati, County of Hamilton, State of Ohio, but other offices and places of business may be established elsewhere.

THIRD: The business to be undertaken by and the objects and purposes of the corporation shall be to insure the lives of persons in and out of the State of Ohio under policies and contracts providing for fixed or variable benefits or both; to insure against accidents to persons, sickness, or temporary or permanent  physical  disability;  to  take  all  risks  in  connection  with  or pertaining to such insurances; to grant, purchase and dispose of annuities providing for fixed or variable benefits or both; to establish and operate separate accounts; to carry on all of said business under either the participating or non-participating plan or both; to cede and accept reinsurance; and to do any and all other acts either permitted or not prohibited under the laws of the State of Ohio for a stock life insurance corporation.

FOURTH: The number of shares which the corporation is authorized to have outstanding is 750 shares of Class A common stock and 21 shares of Class B common stock. The Class A shares shall have a par value of $3,000 each and each such outstanding share shall have 10,000 votes. The Class B shares shall have a par value of $1 each and each such outstanding share shall have one vote. Ownership of Class B shares shall be restricted to directors of the corporation during their respective terms.

FIFTH: The corporate powers of the corporation shall be exercised by and its business and affairs shall be under the control of a Board of five directors or such greater member not to exceed 21 as shall be set by the shareholders from time to time. A majority of the directors and other officers shall be citizens of the State of Ohio. The directors shall be elected at the annual meeting of shareholders. Vacancies in the Board may be filled by the Board for the unexpired term. Directors may also be elected or removed from office at any special meeting of shareholders called for such purpose.

SIXTH: The officers of the corporation shall be the President, one or more Vice President, a Secretary, a Treasurer and such other officers or assistant officers as may be designated from time to time by the Board. Such officers shall be elected from time to time by the Board in accordance with the code of regulations.

SEVENTH: The corporation may, to the full extent permitted by applicable law, indemnify

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or agree to indemnify  any person who is or was a director,  officer or employee of the corporation against expenses, judgments, fines, penalties or settlements incurred in defense of any threatened or actual action or proceeding, whether civil, criminal or administrative, to which such person is or may be made a party by reason of being or having been a director, officer or employee.

EIGHTH: The amount of capital to be employed in the business of the corporation shall be paid-in capital of not less than one million dollars. In addition, there shall be initial contributed surplus of not less than two million dollars.

NINTH: The corporation, by action of the Board and without action by the shareholders, may purchase its shares of any class, whether such shares or such class be now or hereafter authorized, for the purpose and to the extent permitted by law.

TENTH: No holder of shares of the corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the corporation of any class, whether such shares be now or hereafter authorized.

ELEVENTH: These articles of incorporation may be amended from time to time in any manner permitted by the Revised Code of Ohio by an affirmative vote of the shareholders.

IN WITNESS WHEREOF, we have subscribed our names this sixth day of June, 1979.


/s/Paul E. Martin                          /s/B. F. Saum
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Paul E. Martin                             B. F. Saum

/s/William H. Breeze                       /s/Bradley L. Warnemunde
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William H. Breeze                          Bradley L. Warnemunde

/s/Charles C. Brown                        /s/Claus Krohn
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Charles C. Brown                           Claus Krohn

/s/Bruce Avedon                            /s/Clark H. Rice
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Bruce Avedon                               Clark H. Rice

/s/Wendell S. True                         /s/Paul L. Bergmann
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Wendell S. True                            Paul L. Bergmann

/s/Stuart G. Summers                       /s/Dallas L. Pennington
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Stuart G. Summers                          Dallas L. Pennington

/s/Ronald L. Benedict
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Ronald L. Benedict